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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On March 7, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, took part in an interview with Yahoo! Finance. Portions of the transcript of the interview discussing the Company are pasted below:

Host:

Let's bring in Yahoo Finance's Brian Sozzi, who's speaking with activist investor Jonathan Duskin from Macellum Capital Management’s CEO.

Brian Sozzi:

Thanks so much. Jonathan, look, the stock Kohl’s shares got absolutely thrashed going into the close. What went wrong here?

Jonathan Duskin:

Hey, look, obviously the market was under a little bit of pressure today. But that notwithstanding, they're not many stocks on my screen down 13%. I think investors were disappointed. This has been something that we've been told to wait for a number of months, and that there was an exciting plan, and then we're going to hear a lot more. I think we were skeptical coming into it, as I think most people know, and raised some issues and concerns that we had. Unfortunately, I think a lot of those were reinforced by this analyst day. I don't think the objectives were targets that a public company should be setting, growing EBIT low single digits is not great. And in fact, growing EBIT low single digits from a starting point that was down from last year. So I don't know, Brian, you probably remember this, this year's guidance, '22s guidance for EBIT is down from '21's guidance. So if this plan works, in three years we might be back to where they were last year.

Brian Sozzi:

That sounds, well, not so encouraging. Jonathan, maybe you can make sense of this for me, because Kohl's laid out... I think they put about three bullet points on their press release. They want to leverage data science. What does that mean for them?

Jonathan Duskin:

You'll have to ask them. Not to be trite, data is very important, right, how we buy inventory, how we manage planning and allocation, early reads on best sellers when things hit the website. I mean, there is a lot of data that exists within retail that I think can be used very profitably to help be predictive in terms of, like I said, inventory buys and how to manage stores, payroll hours. I mean, so many things can be measured better with data. So I don't doubt that there's an opportunity to use data to improve the business. I don't know that it's revolutionary. I think most companies have been doing this for many years now.

Brian Sozzi:

One of the biggest numbers that Kohl's touted today was $8 billion in sales from Sephora by opening 850 shops in its stores. What do you think about that plan, and are these shops profitable?

Jonathan Duskin:

And by the way, it might have been two billion, but-

Brian Sozzi:

Two billion. My apologies. That was the online number.

Jonathan Duskin:

No worries, sorry. They talked about a large number, regardless. Look, I think what matters is how it all comes out in the blender, right? If you add up every one of the things that they said were going to contribute to growth, you can't get to their growth numbers. So things are deteriorating. And I think that's been a problem that Kohl's has for many years. While they might have one strategy that works, they'll say, "Oh, active is growing," the problem is their other businesses are declining as quickly as the one that's growing is growing. So they never have sales growth. So to look at one thing in isolation and talk about its growth trajectory, I don't think it's terribly helpful. I think to look at the whole picture and is the pie growing and is EBIT growing, I think is the most important thing.

And again, if you're talking about low single digit sales growth, remember, they've not been able to grow same-store sales for a decade. They didn't grow same-store sales last year when almost every retailer without exception grew versus 2019 in what was one of the most robust consumer environments we've had in a long time. It's hard to build out a financial model where that's credible. And again, I think we saw a lot of that response today, shareholders voting with their feet about their disappointment. And it's a very high-risk strategy, Brian.

I don't know if you've looked at it through this lens, but it would be great to see better cost containment, better gross margin gains through better inventory turns. They're going in the opposite direction. They're talking about bringing up inventories. They're talking about increasing their CapEx, which is going to obviously increase their DNA, which is again, going to make it hard for EBIT to grow. So this is a risky plan that relies on something that hasn't happened at Kohl's for a decade. And if they miss their sales line, there's no margin for error. The results will be a lot worse than we're anticipating. And I think when you compare this to the offers that are out there for $65, you kind of... the opening offers that are out there for $65, you kind of scratch your head and wonder what the board must be thinking.

Brian Sozzi:

What's next for you here?

Jonathan Duskin:

Obviously, the shareholder meeting is coming up. They haven't set a date yet. They haven't put their proxy materials out yet, but hopefully we'll see that soon. Last year the meeting was in May. So for us, nothing's really changed. We think this board needs to be completely revamped. There needs to be a new majority in the room that's putting a credible plan together with real retail experts that can actually create shareholder value. And that needs to be weighed against what a sale looks like. So we're one shareholder. The AGM is coming up, like I said, sometime in May. And we're going to put it to a vote and let the shareholders weigh in and express what I believe is their disappointment about what's happened here over the last decade, last two decades, and what the future is, and have them vote for change and have them vote to replace the majority at the board with what we believe is an incredible slate of directors that can really come in here and make a difference.

Brian Sozzi:

Jonathan, we're very fortunate to have you on here today because you and your team were the ones who led the successful activist campaign against Bed Bath & Beyond. Now, I'm sure you saw what Ryan Cohen came out here in his articulating with a 9.8% stake. What do you think about what he is proposing, just to sell off those assets at Bed Bath, and would you want to join his campaign?

Jonathan Duskin:

You know, Brian, Ryan obviously has a great following. He's very well respected. I interpreted his letter a little bit differently. I don't know that he wants to sell the whole thing. I think he's talking about exploring strategic alternatives that might include something with Baby and maybe it also includes selling the business. I think we've articulated that there's a lot of value in Baby for a long time. If you look back to some of our early letters we wrote years ago, we thought Baby was worth more than the whole business, and we believe that even more firmly now. Remember, Baby was struggling when Mark and the new board stepped in here, and they really did a great job of turning Baby around. Now it's comping, I think last they told us, it was comping 15%, and they have plans to grow the footprint, the number of stores significantly.

So, Baby's a tremendous asset and they definitely have to do something more to monetize that. I don't think that's a surprise. And I think they are planning, I hope... I believe they are planning on doing something along those lines, and we look forward to hearing more about that. And I'm sure the board will listen to Ryan and listen to his suggestions. He's obviously been successful, and I'd like to say ... I think Mark is doing a good job. He's hit some speed bumps. I think he's been the first to acknowledge that. But I really do believe they've addressed those and they're well on their way to achieving their billion-dollar EBITDA run rate that they laid out last year for their three-year plan.

Brian Sozzi:

So Jonathan, real quickly, you haven't talked to Ryan Cohen. Would you want to get involved with this?

Jonathan Duskin:

I don't know Ryan. Seems like a smart guy. Again, seems very successful. So always happy to listen and see if there's an opportunity to work with someone.

Brian Sozzi:

All right, we'll leave it there. Jonathan. Duskin over at Macellum. Always good to get some time with you. We'll talk to you soon. Brad, back to you.

Item 2: On March 7, 2022, Jonathan Duskin was quoted in the following article published by Bloomberg:

Macellum CEO Says He’s Disappointed With Kohl’s Analyst Day

Bloomberg

By Jim Silver

March 7, 2022

(Bloomberg) -- Macellum CEO Jonathan Duskin says the retailer’s three-year plan, “if successful, will only get back to last year’s EBIT.”

•	“This seems like a high-risk plan that has the company increasing SG&A, growing Cap Ex and building inventory,” Duskin said in an emailed statement. “It leaves little room for error and can result in materially lower EBIT if sale growth -- something the company hasn’t achieved in a decade -- doesn’t materialize.”
•	Says company should run a “robust sale process”
•	NOTE: Kohl’s Targets Long-Term EPS Growth in Mid-to-High Single Digits

NOTE

•	Kohl’s Corp. rose 2.4% in postmarket trading to $52.37 as of 6:01 p.m. New York time
o	The average 12-month price target of $65.08 is 24.3% above the current price
o	6 buys, 6 holds, 2 sells

Item 3: On March 7, 2022, Jonathan Duskin was quoted in the following article published by the Milwaukee Business Journal:

Kohl's stock falls nearly 13% after investor day sales pitch

Milwaukee Business Journal

By Rich Kirchen

March 7, 2022

On a day when all major stock indexes declined, Kohl’s Corp. dropped more steeply than the averages despite an investor day pitch from executives that the retailer’s future looks bright.

Shares of Kohl’s (NYSE: KSS) closed at $51.15 per share on Monday, which was nearly 13% lower than the stock’s opening price of $58.31 per share. The trading volume of 3.9 million shares for Kohl’s was the third-highest it has been since Feb. 10, which was the day after the company announced rejecting unsolicited bids to sell and enacted a poison pill anti-takeover policy.

The S&P 500 closed Monday down nearly 3%, while the Dow Jones declined 2.4% and the Nasdaq fell 3.62%. Among other retail chain stocks, Macy's fared worse than Kohl's but others didn't fall as much as Kohl's, including Dick's Sporting Goods, Bed Bath & Beyond, TJX Companies and Nordstrom.

Activist investor Jonathan Duskin of Macellum Advisors told the Milwaukee Business Journal Monday afternoon that he was disappointed with the Kohl’s management team’s virtual investor day presentation from Monday morning and “it seems like other people are disappointed.”

“They’ve kind of long touted this investment day as something we should really look forward to and lay out this great road map to create value and it doesn’t seem like there are a lot of believers,” Duskin said.

Duskin also discussed his reaction to the Kohl’s investor day on CNBC’s “Halftime Report” program Monday that aired at 11 a.m. Milwaukee time shortly after the end of the Kohl's presentation.

Duskin told the Business Journal he was nonplussed by two of the major announcements from Kohl’s during the investor day. One, the company plans to open about 100 small-format stores the next four years, and two, that the Kohl’s partnership with Sephora will generate $2 billion revenue once all 850 locations are up and running in spring 2023.

“The problem is when you put it all in the blender, what did it spit out?” Duskin said. “All the initiatives they’re confident in are fine, but it doesn’t result in an EBIT (earnings before interest and taxes) growth trajectory that can be exciting.”

Robert W. Baird & Co. analyst Mark Altschwager took a more sanguine view of Monday’s investor day and the stock’s double-digit percentage decline.

“Today's update showcased a team on offense, with a well-rounded growth plan,” Altschwager said in an update Monday afternoon. “We suspect the market is taking some issue with fairly modest growth aspirations despite a sizable (capital projects) investment agenda.”

Kohl’s has announced plans to spend $2.5 billion the next three years with the bulk of that going to building out Sephora beauty stores inside existing Kohl’s locations, updating existing stores and building new stores. Kohl’s executives on Monday reiterated a goal of achieving 2% to 3% annual sales growth.

The bottom line as of Monday was that Kohl’s stock is inexpensive vis a vis the upsides of the company’s business strategy, Altschwager said.

Michelle Gass, CEO of Kohl’s, appeared on CNBC Monday afternoon and made many of the same points she presented during the investor day.

“We have tremendous conviction in the business model and in our capital allocation strategies,” Gass said.

The Kohl’s management team has restructured the business for profitability and is delivering higher returns to investors as evidenced by the March 1 announcement Kohl’s will double its dividend and buy back at least $1 billion worth of stock this year, Gass said.

Gass said Sephora will be one of the biggest drivers of the company’s revenue growth and the partnership just started to show an impact in late 2021, when 200 Kohl’s stores included Sephora shops.

The Kohl’s board takes its fiduciary responsibility seriously and plans to deliver shareholder value in the years to come, Gass said.

As for Duskin’s continuing criticism that the Kohl’s board isn’t open to ideas such as selling and leasing back its real estate and considering a sale of the company, Gass said the board is “always open to ideas that are going to create shareholder value.”

“We did have unsolicited bidders earlier this year,” she said, referring to two rejected bids in the $64-$65 per share range. “We’re doing our fiduciary duty as a board to look at those opportunities against the very strong plan that we shared today.”

Gass said the company was to disclose more details on those processes in its proxy statement that the company filed Monday afternoon after her remarks.

Item 4: On March 7, 2022, Jonathan Duskin was quoted in the following article published by Fortune:

With her back against the wall, Kohl’s CEO is trying to ward off a restless activist investor

Fortune

By Phil Wahba

March 7, 2022

Kohl's CEO Michelle Gass laid out her plan on Monday to finally shake the company's stagnating sales and share performance. In a webcast presentation to investors, she argued that the company should continue investing in winning categories like activewear and pursue brand partnerships, despite a heightened push from an activist investor to overhaul the embattled retailer's board and find potential buyers.

As part of her proposal, which is more of an update to Kohl's late 2020 turnaround plan than anything radically new, Gass intends to open 100 stores, in the next four years, in markets traditionally too small for a Kohl's. She also projected that Sephora shops, set to open at 850 Kohl's stores, are on pace to become a $2 billion-a-year business by 2025, based on initial results from current stores.

Kohl's announced last week some $18.5 billion in total net sales for 2021. That's about 2% under its pre-pandemic net sales, marking a sizable recovery after the business was decimated by lockdowns in 2020. But the company has hovered around $19 billion in annual sales for about a decade and seems unable to surpass that figure despite Gass' various growth initiatives. They include a major foray into activewear and a partnership with Amazon to handle the e-commerce giant's returns at Kohl's stores.

While Kohl's has fared better than rivals like Macy's, J.C. Penney and Sears in the last decade, its performance coming out of the pandemic has been well below that of competitors in or near strip malls where many of Kohl's stores are located, particularly Target, Ulta Beauty, Dick's Sporting Goods and even Walmart. Kohl's stock has been on a roller coaster ride since the pandemic broke out. Before Monday's investor presentation, it was about 15% below its 2018 share price when Gass became CEO. Kohl's stock fell another 13% after the presentation in a sign that Wall Street is skeptical of the retailer's plans.

This kind of sales and stock performance inevitably attracts activist investors. Macellum Capital Management, which owns 5% of Kohl's shares, recently proposed a slate of 10 new board members, and is pressing the company to consider a sale of the company.

But Gass insists the newer roadmap will finally do the trick.

"We have initiatives in our hand that we've never had before," Gass told Fortune in an interview ahead of Kohl's investor day. Many of those are customer-facing, such as the deal she struck with Sephora in late 2020 to set up beauty boutiques at about 73% of Kohl's 1,160 stores, and a continued push into activewear, which now makes up 20% of sales.

Kohl's gets a makeover

Kohl's' nicely maintained but low frills stores have lured shoppers seeking brand names at a discount, for decades. But in the last five years or so, Kohl's relevancy has declined as stores like Target, Ulta and Amazon have proven more adept at winning younger shoppers. It has also paid a price for lacking a sizable beauty business, crucial to getting customers to Kohl's stores, despite several attempts.

Gass, a marketing wunderkind who worked at Starbucks before joining Kohl's, calls the Sephora collaboration, which can be found in 250 stores nationwide, "transformational." She says it's drummed up store visits and, more crucially, brings in newer, younger shoppers that have long eluded Kohl's and many of its rivals. Reaching a younger subset was also the premise for Gass' lauded 2018 return service partnership with Amazon, which she says has brought Kohl's about 2 million new customers.

Gass notes that the company has made progress on its cost structure. And indeed, in the fourth quarter of 2021, which includes the holiday season, Kohl's reported its best operating income margin in years. She adds that Kohl's uses brick-and-mortar stores to a greater degree to fill and deliver e-commerce orders, leading to higher profitability for its online business. "We have completely restructured our business for profitability," she says.

Yet for all of Gass' initiatives, Kohl's is treading water. Target, Dick's and Ulta are all well above pre-pandemic sales levels and have taken market share from rivals, including Kohl's. The retailer's big gains in some areas have been offset by weakness in others, such as women's apparel, the top category at Kohl's. Gass acknowledges this. "The single biggest opportunity that we have to improve is the women's business," she says.

The company has shed a number of weak store brands in women's, going from 16 brands to six, but has beefed up the remaining six. But Kohl's still has not proven that it is able to create or refresh store brands that attract customers in the same way its competitors do. Gass promised investors the company will begin to do so. "It's a big bet for us," she says.

Macellum's managing partner Jon Duskin, who first pushed Kohl's to make changes in 2021, argues that the company's board and executives had years to show improvement. "This board and this management team together cannot get the stock above where it is now," he told Fortune after Kohl's presentation Monday.

His submission of a board slate that would swap out most directors at Kohl's upcoming spring shareholder meeting came just a few weeks after Acacia Research submitted an unsolicited offer of $64 per share, or $9 billion. Kohl's rejected the offer and initiated a poison pill to prevent a future hostile takeover. But it also hired investment bankers to field bids.

Duskin says Kohl's tactics are "anti-shareholder," adding that his panel of potential board members includes directors with M&A experience as well as retail veterans. For its part, Kohl's has refreshed its 14-director board, which now includes the former CEOs of Jones Apparel Group and Lululemon, and the COO of Walmart's U.S. e-commerce business.

The activist hedge fund has taken exception to Kohl's updated strategy, claiming, among other things, that Kohl's is spending too much on the Sephora shops rollout—though Duskin concedes it's a smart initiative—has failed to address the cause of product shortages over the holidays, and is doing little to monetize its real estate portfolio. Duskin also objects to Kohl's $1 billion spend this year on stock buybacks, saying they goosed Kohl's earnings per share without really improving the underlying business. "That's not how you get good operational performance," he says.

Gass acknowledges that Kohl's board is fielding offers, but she holds steady that she has a sound path to growth. When asked if Kohl's will return to its pre-2012 glory days, she emphatically says "yes." "We've got to see this through," Gass says. It remains to be seen whether investors will give her and her team more time to do so.

Item 5: On March 7, 2022, Macellum Badger was quoted in the following article published by Seeking Alpha:

Kohl's says its advisor Goldman has engaged with over 20 parties

Seeking Alpha

By Joshua Fineman

March 7, 2022

Kohl's (NYSE:KSS) disclosed that its advisor Goldman Sachs has engaged with a number of private equity, strategics and real-estate focused investors regarding a range of potential strategic alternatives from January through March.

Goldman engaged not only with parties who submitted expressions of interest to Kohl's, but also made outbound calls, talking with over 20 parties, according to a proxy filing. Some parties have entered into confidentiality agreements with the department store chain and have been invited to submit proposals to Kohl's.

The disclosure comes as activist Macellum Advisors is engaged in a proxy battle with the retailer and has urged the company to sell itself, especially after receiving interest from private equity firms. The activist firm has said it's convinced that a majority of the Kohl's (KSS) board needs to be refreshed after it hastily rejected at least two potential acquirers early last moth.

Kohl's (KSS) also instituted a poison pill that expires in February 2023 after rejecting the offers from Sycamore Partners and a consortium led by Starboard Value and Acacia Research (NASDAQ:ACTG). NYT's DealBook also reported last month that PE firm Leonard Green is said interested in bidding for the department store chain. In December, TheDeal.com reported that Oak Street Real Estate is said to have expressed interest in purchasing the department store chain's real estate.

Kohl's shares dropped 13% in regular trading as investors appeared to be disappointed by the company's investor day.

Item 6: On March 8, 2022, Jonathan Duskin was quoted in the following article published by Activist Insight:

Macellum ‘disappointed’ with Kohl’s strategy

Activist Insight

March 8, 2022

Shares in Kohl’s fell more than 12% Monday after the company gave an update on its strategy, which activist investor Macellum Advisors said was in line with its dim view of management’s plan.

On Monday, Kohl’s unveiled plans to open more than 100 smaller-format shops over the next four years and grow its Sephora business to more than $2 billion in annual sales. The company also set fresh long-term financial targets, including low-single-digit percentage annual growth.

However, Macellum CEO Jonathan Duskin said the share price decline was “telling” for what investors think about management’s growth plan.

“It seems like people are as disappointed as we are,” said Duskin in an interview with CNBC, adding that markets lack confidence in management’s ability to deliver. On the company’s target of achieving mid-to-high single-digit per-share earnings growth, Duskin said “the business should be growing a lot better” than that.

Macellum, a 4.9% shareholder, is running a 10-person slate for Kohl’s upcoming annual meeting, which has yet to be set.

The activist initiated the board bid following concerns over Kohl’s rejection in January of two purchase offers including one of $54 per share ($9 billion) from Acacia Research, a vehicle backed by prominent activist Starboard Value. When it dismissed the overtures, Kohl’s said that they were too low in light of the company’s future growth and cash flow generation.

In a proxy statement Monday, Kohl’s revealed that it had contact with more than 20 parties on a potential deal, giving some of them access to its books under confidentiality agreements.

Investment bank Goldman Sachs engaged with more than 20 financial sponsors, strategics, and real estate-focused investors regarding a range of potential strategic alternatives involving Kohl’s, the filing reads.

Item 7: On March 8, 2022, Jonathan Duskin was quoted in the following article published by Retail Drive:

Kohl's wants to transform from a department store into 'a focused lifestyle concept'

Retail Dive

By Daphne Howland

March 8, 2022

The retailer will open 100 smaller, hyperlocal stores and grow its new Sephora shops into a $2 billion business. The activists on its case aren't impressed.

Sixty years ago, Kohl's pivoted from the grocery business to become a department store, at a time when department stores were already in decline. Now, facing macroeconomic headwinds and pressure from activist investors and even inviting bids to sell itself, the retailer says it's leaving behind that model too.

In a presentation to investors on Monday, Kohl's said it is now "pivoting from a department store to a focused lifestyle concept."

As outlined by executives during the company's investors day, its new growth strategy includes:

•	Expanding the Sephora footprint from 200 to 850 by next year to achieve what executives expect will be $2 billion in sales;
•	Remodels of existing stores when a Sephora shop-in-shop is introduced;
•	Opening 100 smaller stores or stores in smaller markets in the next four years, to gain over $500 million in sales;
•	Merchandising those smaller locations using data about local demand;
•	Expanding active and athleisure assortments to become a destination for an "active and casual lifestyle;"
•	Expanding omnichannel services, as well as self-checkout and self-return;

•	Leveraging data science and the "explosion of third party data to provide an even better, more relevant and more scientific experience that allows us to drive even greater growth, while remaining very operationally efficient;"
•	Revamping its loyalty program;
•	And, reviving its women's business.

"Importantly, most of our opportunity is still ahead of us," CEO Michelle Gass said. "These are new distinctive, big initiatives that Kohl's has never had."

What Kohl's is up against

As it embarks on this ambitious turnaround, Kohl's is facing macroeconomic headwinds that lead some analysts to doubt its ability to regain the momentum it lost during the pandemic.

The retailer forfeited 17% of its market share in the past decade, mostly to off-price retailers, Amazon and brands' direct sales, according to a March 7 research note from UBS analysts led by Jay Sole. Now, rising inflation and the absence of the pandemic-era stimulus will slow its sales growth and compress margins, they said.

Activist investors at Macellum Capital Management, who are looking to provoke the retailer into taking bolder actions — including possible buyout offers already on the table — weren't all that impressed with the analyst day. According to an emailed transcript of a late Monday interview with Yahoo Finance, Macellum CEO Jonathan Duskin called Kohl's proposal "a risky plan that relies on something that hasn't happened at Kohl's for a decade. And if they miss their sales line, there's no margin for error. The results will be a lot worse than we're anticipating."

What Kohl's didn't talk about

During a different call with analysts, during the retailer's fourth quarter earnings call last week, Gass had choice words for Duskin and the investors who continue to agitate for another board shakeup. They're also calling for a major operational maneuver to unlock share value — including a real estate sell-off, e-commerce spin-off or sale of the company itself.

"I want to address some of the uninformed and inaccurate commentary regarding the board's openness to maximizing value," she said on March 1, noting that the company has retained Goldman Sachs "to engage with interested parties" and promising more information during its annual meeting later this year. "So contrary to what others might say, the board's approach is robust and intentional."

On Monday Kohl's filed a preliminary proxy statement with the Securities and Exchange Commission noting that Goldman Sachs had spoken with more than 20 parties regarding potential strategic initiatives. Some have been privy to company data under confidentiality agreements and have been invited to submit proposals to the company, per the filing.

But during their meeting with analysts the same day, executives remained silent on these topics, keeping the focus on their plans for longer term growth. But their own expectations seem muted, according to a March 7 research note from Credit Suisse analyst Michael Binetti.

"It was helpful to get an update on the initiatives Kohl’s is most excited about," Binetti said. "The combination of initiatives sets the stage for a solid top line outlook, but formal guidance .... is either very conservative or implies some level of deterioration in the core business."

Item 8: On March 8, 2022, Macellum Badger was quoted in the following article published by BizTimes:

Kohl’s has engaged with 20 potential buyers since January

BizTimes

By Maredithe Meyer

March 8, 2022

Gass says board is weighing potential sale against company's turnaround plan

Under pressure to sell, Kohl’s Corp. has been in talks with roughly 20 potential buyers in recent months, according to its preliminary proxy statement filed Monday afternoon.

The Menomonee Falls-based retailer, through investment banking firm Goldman Sachs, has fielded unsolicited bids and put out its own calls to “financial sponsors, strategics and real-estate focused investors.” Some of those bidders have been invited to submit proposals to the company and were given access to a data room and “management presentation” led by senior leadership. These talks took place in January, February and have continued into March.

It’s no secret that Kohl’s has been engaged with potential suitors ever since it turned down two purchase offers last month – one for $64 per share and the other for $65 per share – in pursuit of better opportunities. The company also adopted a “poison pill” to avoid a future hostile takeover, while still allowing the board to consider qualified offers.

The rejection was in spite of mounting pressure by activist investor Macellum Capital Management to improve performance or consider a full sale of the company, and Kohl’s has repeatedly said it’s committed to doing so, having tapped its Finance Committee to lead an open review of potential sale opportunities and retained Goldman Sachs to engage with interested parties. Still, Macellum has since repeatedly accused the board of attempting to “chill a normal course sale process” behind closed doors.

Other than shedding light on the scale of interest in Kohl’s, the proxy statement did not reveal much more about how the review process is playing out. In an interview with Bloomberg TV on Monday following the proxy filing, Kohl’s CEO Michelle Gass asserted that the board is doing its due diligence to weigh a potential sale against the company’s turnaround plan.

“Ultimately, all of this will be considered as we decide our path forward,” said Gass.

But realistically, the future of Kohl’s will be decided by its shareholders, who will vote at the upcoming annual meeting to either keep the 13 incumbent directors on the board or vote to replace them with Macellum’s slate of 10 nominees, who will likely pursue a full sale.

First announced in October 2020, Kohl’s current turnaround strategy aims to grow top-line sales and operating margin by capitalizing on activewear trends, prioritizing brand partnerships, and striving for a reputation among consumers as “the most trusted retailer of choice for the active and casual lifestyle.” The strategy was the subject of a BizTimes Milwaukee cover story last year.

In the face of activist investor pressure on top of industry headwinds that only seem to grow stronger, Kohl’s has bolstered its turnaround plan with several new initiatives, including plans to open 100 small-format store locations over the next four years. Gass announced the updated plan Monday as part of the company’s virtual investor day. It includes the goal of growing its partnership with Sephora to a $2 billion line of business.

“We have fundamentally restructured our business to drive sustainable and profitable growth, while providing a strong return to shareholders,” said Gass. “We have laid the foundation for our winning strategy and have started to implement key initiatives that will scale and accelerate our growth in the years ahead.”

Kohl’s stock fell 13% following the investor day presentation but rose 5% in morning trading Tuesday.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel and Craig M. Young.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,338,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,338,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,338,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,338,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

As of the date hereof, none of George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel or Craig M. Young own beneficially or of record any securities of the Company.